Exhibit 5.1
[On the letterhead of CB & Co.]
October 20, 2006
Satyam Computer Services Limited
Satyam Technology Center
Bahadurpally Village
Qutubullapur Mandal, R.R. District — 500 855
Hyderabad, Andhra Pradesh
India
Gentlemen:
We have examined the Form 6-K to be filed by you with the Securities and Exchange Commission on or about October 20, 2006, which 6-K shall be incorporated by reference in the Registration Statement on Form S-8 (No. 333-13772) (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,526,872 Equity Shares, par value Rs. 2 per share (the “Shares”), two Shares represented by one American Depositary Shares (“ADS”) of Satyam Computer Services Limited, a public company with limited liability incorporated in the Republic of India, reserved for issuance upon the exercise of outstanding options granted pursuant to the Associate Stock Option Plan American Depository Receipts (the “Plan”).
As your legal counsel, we have examined, strictly under Indian law, the proceedings taken and proposed to be taken by you in connection with the sale and issuance of such Shares under the Plan. Strictly limited to Indian law and assuming that all Shares sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, it is our opinion that the Shares to be issued and sold by your Company have been duly authorized and validly issued and are fully paid and non-assessable.
We consent to the use of this opinion as an exhibit to the Form 6-K and the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the general instructions to Form S-8 under the Securities Act of 1933 with respect to the Registration Statement.

Yours faithfully,

/s/ Crawford Bayley & Co.